Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports Fourth Quarter 2015 Results and Full-Year 2015 Results;

Adjusted EBITDA and Distributable Cash Flow Exceed 2015 Outlook;

Provides 2016 Outlook

AUSTIN, Texas, February 10, 2016 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the fourth quarter and full-year 2015.

Fourth Quarter and Full-Year 2015 Summary Results

•	Revenues increased; fourth quarter 2015 up 12.5% over fourth quarter 2014 and full-year 2015 up 22.1% over full-year 2014
•	Adjusted EBITDA increased; fourth quarter 2015 up 14.9% over fourth quarter 2014 and full-year 2015 up 34.2% over full-year 2014
•	Distributable Cash Flow increased; fourth quarter 2015 up 6.7% over fourth quarter 2014 and full-year 2015 up 40.6% over full-year 2014
•	Fourth quarter 2015 cash distribution of $0.525 per common unit, an increase of 2.9% over fourth quarter 2014
•	Fleet horsepower at quarter-end 2015 increased by 10.5% over quarter-end 2014
•	Average revenue per horsepower per month for fourth quarter 2015 increased 0.9% over fourth quarter 2014
•	Distributable Cash Flow coverage of 0.99x for the fourth quarter 2015 and 1.17x for the full-year 2015
•	Cash coverage of 2.35x for the fourth quarter 2015 and 2.86x for the full-year 2015

	Three months ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Operational Data
Fleet Horsepower (at period end)	1,712,196	1,686,300	1,549,020	1,712,196	1,549,020
Revenue Generating Horsepower (at period end)	1,424,537	1,415,355	1,351,052	1,424,537	1,351,052
Average Revenue Generating Horsepower	1,420,060	1,423,749	1,324,983	1,408,689	1,200,851
Revenue Generating Compression Units (at period end)	2,737	2,765	2,651	2,737	2,651
Horsepower Utilization (at period end) (1)	89.2%	90.4%	93.6%	89.2%	93.6%
Average Horsepower Utilization (for the period) (1)	89.5%	90.2%	93.3%	90.5%	94.0%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$68,615	$70,540	$60,995	$270,545	$221,509
Average Revenue Per Horsepower Per Month (2)	$15.97	$15.94	$15.82	$15.90	$15.57
Gross Operating Margin (3)	$47,285	$48,621	$42,105	$189,006	$147,474
Gross Operating Margin Percentage	68.9%	68.9%	69.0%	69.9%	66.6%
Adjusted EBITDA (3)	$37,955	$39,481	$33,024	$153,572	$114,409
Adjusted EBITDA Percentage	55.3%	56.0%	54.1%	56.8%	51.6%
Distributable Cash Flow (3) (4)	$28,041	$32,269	$26,275	$120,850	$85,927

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 83.2%, 83.9% and 87.2% for the quarters ended December 31, 2015,  September 30, 2015 and December 31, 2014, respectively. Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 83.4%, 85.3% and 87.0% for the quarters ended December 31, 2015,  September 30, 2015 and December 31, 2014, respectively, and 85.1% and 87.3% for the years ended December 31, 2015 and 2014, respectively.

(2)	Calculated using average revenue generating horsepower.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

(4)

Distributable Cash Flow for the quarters ended September 30, 2015, December 31, 2014 and for the year ended December 31, 2014 was previously presented as Adjusted Distributable Cash Flow.  The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.  See “Non-GAAP Financial Measures” section below for the definition of Distributable Cash Flow.

Fourth quarter 2015 Financial and Operating Performance

Revenues in the fourth quarter of 2015 rose 12.5% to $68.6 million as compared to $61.0 million for the fourth quarter of 2014.  Adjusted EBITDA rose 14.9% to $38.0 million in the fourth quarter of 2015 as compared to $33.0 million for the fourth quarter of 2014.  Distributable Cash Flow increased 6.7% to $28.0 million in the fourth quarter of 2015, compared to $26.3 million for the fourth quarter of 2014.  The Partnership had a net loss of $159.6 million in the fourth quarter of 2015, which included a $172.2 million charge due to non-cash impairment of goodwill.  Excluding this goodwill impairment charge, the Partnership’s net income was $12.6 million in the fourth quarter of 2015, compared with net income of $8.5 million for the fourth quarter of 2014. The $172.2 million goodwill impairment charge is primarily the result of the sustained decline in the market price of the Partnership’s common units. The impairment charge did not impact the Partnership’s cash flows, liquidity position or compliance with debt covenants.  The Partnership did not incur a goodwill impairment charge during the fourth quarter of 2014.

“We are reporting Adjusted EBITDA and Distributable Cash Flow at approximately 3% and 5% above the mid-point of our 2015 Outlook, respectively,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “While uncertainty across the entire energy sector persists, we have been able to maintain stability in our cash flows due substantially to our geographic focus on shale plays that continue to have stable production and due to a strong focus on maximizing our utilization as well as operating margin.”

“In this environment, we are remaining very disciplined with regards to our capital spending, and at present have only 15,400 horsepower on order for delivery in 2016,” he said.

Average revenue generating horsepower increased 7.2% to 1,420,060 for the fourth quarter of 2015 as compared to 1,324,983 for the fourth quarter of 2014, primarily due to organic growth across our compression fleet.  Average revenue per revenue generating horsepower per month increased 0.9% to $15.97 for the fourth quarter of 2015 as compared to $15.82 for the fourth quarter of 2014.

Gross operating margin increased 12.3% to $47.3 million for the fourth quarter of 2015 as compared to $42.1 million for the fourth quarter of 2014. Gross operating margin as a percentage of total revenues was 68.9% for the fourth quarter of 2015, consistent with 69.0% in the fourth quarter of 2014.

Expansion capital expenditures (used primarily to purchase new compression units) were $36.8 million, maintenance capital expenditures were $6.0 million and cash interest expense, net was $4.1 million for the fourth quarter of 2015.

On January 21, 2016, the Partnership announced a cash distribution of $0.525 per unit on its common and subordinated units. This fourth quarter distribution corresponds to an annualized distribution rate of $2.10 per unit. The distribution will be paid on February 12, 2016 to unitholders of record as of the close of business on February 2, 2016. USA Compression Holdings, LLC, the owner of approximately 41% of the Partnership’s outstanding limited partner interests, elected to reinvest all of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).  The Distributable Cash Flow Coverage Ratio for the fourth quarter of 2015 was 0.99x and the Cash Coverage Ratio was 2.35x.

Credit Facility

As of December 31, 2015, the outstanding balance under the Partnership’s revolving credit facility was approximately $729 million.

Conversion of Subordinated Units

Upon the payment of the quarterly distribution on February 12, 2016, the Partnership will satisfy the earnings and distribution tests contained in its partnership agreement for the conversion of all 14,048,588 outstanding subordinated units into common units. As a result, all of the subordinated units will convert to common units on a one-for-one basis on February 16, 2016.

Full-Year 2016 Outlook

USA Compression is providing the following full-year 2016 guidance:

•	Adjusted EBITDA range of $138 million to $153 million; and
•	Distributable Cash Flow range of $102 million to $117 million; and
•	Expansion capital expenditure range of $40 million to $50 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its fourth quarter and full-year 2015 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 888-401-4669  inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 719-325-2469.  The conference ID for both is 8266458.

A replay of the call will be available through February 21, 2016. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 8266458.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call through February 21, 2016.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non- GAAP financial measures of Adjusted EBITDA, gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income taxes.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income, unit-based compensation expense, (gain) loss on sale of assets and transaction expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership’s management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership’s management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s performance. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable Cash Flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, and (gain) loss on sale of equipment, less maintenance capital expenditures. The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.

The Partnership’s management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to the Partnership’s general partner and incentive distribution rights (“IDRs”), divided by distributions declared to limited partner unitholders for the period. Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to the Partnership’s general partner and IDRs divided by cash distributions paid to limited partner unitholders, after taking into account the non-cash impact of the DRIP. The Partnership’s management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2016 fiscal year. A reconciliation of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements. These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2016 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed. When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which the Partnership expects to file on or before the filing deadline,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

Michael D. Lenox VP of Finance 512-369-1632 mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for unit amounts — Unaudited)

	Three months ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014

Revenues:
Contract operations	$66,002	$68,227	$60,045	$263,816	$217,361
Parts and service	2,613	2,313	950	6,729	4,148
Total revenues	68,615	70,540	60,995	270,545	221,509
Cost of operations, exclusive of depreciation and amortization	21,330	21,919	18,890	81,539	74,035
Gross operating margin	47,285	48,621	42,105	189,006	147,474
Other operating and administrative costs and expenses:
Selling, general and administrative	10,520	10,351	9,620	40,950	38,718
Depreciation and amortization	21,640	21,360	19,631	85,238	71,156
Loss (gain) on sale of assets	(1,742)	920	(4)	(1,040)	(2,233)
Impairment of compression equipment	2	443	1,102	27,274	2,266
Impairment of goodwill	172,189	-	-	172,189	-
Total other operating and administrative costs and expenses	202,609	33,074	30,349	324,611	109,907
Operating income (loss)	(155,324)	15,547	11,756	(135,605)	37,567
Other income (expense):
Interest expense, net	(4,531)	(4,665)	(3,260)	(17,605)	(12,529)
Other	6	6	5	22	11
Total other expense	(4,525)	(4,659)	(3,255)	(17,583)	(12,518)
Net income (loss) before income tax expense	(159,849)	10,888	8,501	(153,188)	25,049
Income tax expense	(219)	1,083	-	1,085	103
Net income (loss)	$(159,630)	$9,805	$8,501	$(154,273)	$24,946

Net income (loss) allocated to:
General partner's interest in net income (loss)	$(2,062)	$411	$288	$(1,477)	$760
Common unitholders' interest in net income (loss)	$(115,055)	$7,185	$5,698	$(107,513)	$16,811
Subordinated unitholders' interest in net income (loss)	$(42,513)	$2,209	$2,515	$(45,283)	$7,375

Weighted average common units outstanding:
Basic	38,099,517	34,123,395	31,022,878	34,109,547	28,087,498
Diluted	38,099,517	34,233,579	31,063,948	34,109,547	28,146,446

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588	14,048,588	14,048,588

Net income (loss) per common unit:
Basic	$(3.02)	$0.21	$0.18	$(3.15)	$0.60
Diluted	$(3.02)	$0.21	$0.18	$(3.15)	$0.60

Net income (loss) per subordinated unit:
Basic and diluted	$(3.03)	$0.16	$0.18	$(3.22)	$0.52

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.51	$2.09	$2.01

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net income (loss)	$(159,630)	$9,805	$8,501	$(154,273)	$24,946
Interest expense, net	4,531	4,665	3,260	17,605	12,529
Depreciation and amortization	21,640	21,360	19,631	85,238	71,156
Income tax	(219)	1,083	-	1,085	103
EBITDA	$(133,678)	$36,913	$31,392	$(50,345)	$108,734
Impairment of compression equipment	2	443	1,102	27,274	2,266
Impairment of goodwill	172,189	-	-	172,189	-
Interest income on capital lease	389	401	439	1,631	1,274
Unit-based compensation expense (1)	795	804	77	3,863	3,034
Transaction expenses for acquisitions (2)	-	-	18	-	1,299
Loss (gain) on sale of assets and other	(1,742)	920	(4)	(1,040)	(2,198)
Adjusted EBITDA	$37,955	$39,481	$33,024	$153,572	$114,409
Interest expense, net	(4,531)	(4,665)	(3,260)	(17,605)	(12,529)
Income tax expense	219	(1,083)	-	(1,085)	(103)
Interest income on capital lease	(389)	(401)	(439)	(1,631)	(1,274)
Transaction expenses for acquisitions	-	-	(18)	-	(1,299)
Amortization of deferred financing costs and other	416	416	307	1,702	1,189
Changes in operating assets and liabilities	988	445	1,676	(17,552)	1,498
Net cash provided by operating activities	$34,658	$34,193	$31,290	$117,401	$101,891

(1)

 For the quarters ended December 31, 2015,  September 30, 2015 and December 31, 2014, unit-based compensation expense included $0.2 million for each period of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the year ended December 31, 2015 and 2014, unit-based compensation expense included $0.9 million and $0.5 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.2 million and $0.3 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting.    The remainder of the unit-based compensation expense for each period presented in 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME (LOSS) TO DISTRIBUTABLE CASH FLOW

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles Distributable Cash Flow to net income (loss) and net cash provided by operating activities, their most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net income (loss)	$(159,630)	$9,805	$8,501	$(154,273)	$24,946
Plus: Non-cash interest expense	416	416	307	1,702	1,224
Plus: Non-cash income tax expense	(202)	1,076	-	874	-
Plus: Depreciation and amortization	21,640	21,360	19,631	85,238	71,156
Plus: Unit-based compensation expense (1)	795	804	77	3,863	3,034
Plus: Impairment of compression equipment	2	443	1,102	27,274	2,266
Plus: Impairment of goodwill	172,189	-	-	172,189	-
Plus: Transaction expenses for acquisitions (2)	-	-	18	-	1,299
Plus: Loss (gain) on sale of equipment and other	(1,148)	1,324	(4)	117	(2,198)
Less: Maintenance capital expenditures (3)	(6,021)	(2,959)	(3,357)	(16,134)	(15,800)
Distributable Cash Flow (4)	$28,041	$32,269	$26,275	$120,850	$85,927
Plus: Maintenance capital expenditures	6,021	2,959	3,357	16,134	15,800
Plus: Change in working capital	988	445	1,676	(17,552)	1,498
Less: Transaction expenses for acquisitions	-	-	(18)	-	(1,299)
Less: Other	(392)	(1,480)	-	(2,031)	(35)
Net cash provided by operating activities	$34,658	$34,193	$31,290	$117,401	$101,891

Distributable Cash Flow	28,041	32,269	26,275	120,850	85,927
Cash distributions to general partner and IDRs	702	697	546	2,658	1,947
Distributable Cash Flow attributable to limited partner interest	$27,339	$31,572	$25,729	$118,192	$83,980

Distributions for Distributable Cash Flow Coverage Ratio (5)	$27,618	$25,290	$23,131	$101,266	$85,098

Distributions reinvested in the DRIP (6)	$15,982	$15,179	$13,600	$60,002	$52,556

Distributions for Cash Coverage Ratio (7)	$11,636	$10,111	$9,531	$41,264	$32,542

Distributable Cash Flow Coverage Ratio (8)	0.99	1.25	1.11	1.17	0.99

Cash Coverage Ratio (9)	2.35	3.12	2.70	2.86	2.58

(1)

For the quarters ended December 31, 2015,  September 30, 2015 and December 31, 2014, unit-based compensation expense included $0.2 million for each period of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards, respectively. For the year ended December 31, 2015 and 2014, unit-based compensation expense included $0.9 million and $0.5 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.2 million and $0.3 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting.  The remainder of the unit-based compensation expense for 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

(3)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(4)

Distributable Cash Flow for the quarters ended September 30, 2015, December 31, 2014 and for the year ended December 31, 2014 was previously presented as Adjusted Distributable Cash Flow.  The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.  See “Non-GAAP Financial Measures” section above for the definition of Distributable Cash Flow.

(5)	Represents distribution to the weighted average holders of the Partnership’s units for each period.

(6)

Represents distributions to holders enrolled in the DRIP as of the record date for each period. Amounts for the three months ended December 31, 2015 and the year ended December 31, 2015 are based on an estimate as of the record date.

(7)	Represents cash distributions declared for weighted average common units not participating in the DRIP for each period.

(8)

For the three months ended September 30, 2015 the Distributable Cash Flow Coverage Ratio based on units outstanding at the record date was 1.16x.    For the years ended December 31, 2015 and 2014, the Distributable Cash Flow Coverage Ratio based on units outstanding at the record date was 1.15x and 0.97x, respectively.

(9)

For the three months ended September 30, 2015, the Cash Coverage Ratio based on units outstanding at the record date was 2.65x.    For the years ended December 31, 2015 and 2014, the Cash Coverage Ratio based on units outstanding at the record date was 2.74x and 2.46x, respectively.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

FULL-YEAR 2016 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$20.6 million to $35.6 million
Plus: Interest expense	$22.4 million
Plus: Depreciation and amortization	$90.2 million
Plus: Income tax expense	$0.3 million
EBITDA	$133.5 million to $148.5 million
Plus: Interest income on capital lease	$1.4 million
Plus: Unit-based compensation expense (1)	$3.1 million
Adjusted EBITDA	$138.0 million to $153.0 million
Less: Cash interest expense	$20.7 million
Less: Current income tax expense	$0.3 million
Less: Maintenance capital expenditures	$15.0 million
Distributable Cash Flow	$102.0 million to $117.0 million

(1)	Based on the Partnership’s unit closing price as of December 31, 2015.